Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

BYLAWS

OF

TRUETT-HURST, INC.

The undersigned, Karen Weaver, hereby certifies that:

1.        She is the duly elected and acting Secretary of Truett-Hurst, Inc., a Delaware corporation (the “Corporation”).

2.       Section 4.2(b) of ARTICLE 4 of the Corporation’s Bylaws (the “Bylaws”) is hereby deleted in its entirety and replaced with the following:

“(b) Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) when present shall preside at all meetings of the stockholders and the Board of Directors.  The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.”

3.       Section 4.2(c) of ARTICLE 4 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“(c) Duties of President:  The President shall be the chief executive officer of the Corporation and shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present.  The President shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.”

4.        The foregoing amendment of the Bylaws was duly adopted by resolution of the Board of Directors of the Corporation on October 9, 2018.

Except as modified by the above, the Bylaws, as previously adopted by the Corporation, remain in full force and effect. The above amendment has been duly and validly approved by the Board of Directors of the Corporation.

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IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 13th day of October, 2018.

/s/ Karen Weaver
Karen Weaver
Secretary